FREE WRITING PROSPECTUS Dated October 23, 2013	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-03

$744.285MM World Omni Auto Receivables Trust 2013-B

Joint-Leads: J.P. Morgan (struc), Barclays

Co-Managers: BofAML, Morgan Stanley, PNC, Wells Fargo

Junior Co-Managers: BB&T, Comerica, Regions

CL	AMT($MM)	S&P/F	WAL	L.FNL	PXG	YLD	CPN	$PX
A1	149.000	A-1+/F1+	0.23	11/17/14	0.24%	0.240	0.24	100.00000
A2	235.000	AAA/AAA	1.09	11/15/16	EDSF+18	0.486	0.48	99.99400
A3	235.000	AAA/AAA	2.48	08/15/18	IS+28	0.837	0.83	99.98640
A4	109.676	AAA/AAA	3.81	01/15/20	IS+35	1.331	1.32	99.97284
B	15.609	AA/AA	3.96	08/17/20	IS+70	1.735	1.72	99.96653

Ticker:	WOART 2013-B	Registration:	SEC Registered
Expected Ratings:	S&P/Fitch	Expected Pxg:	Priced
Pxg Speed:	1.3% ABS, 10% Call	Expected Settle:	10/30/13
Min Denoms:	$1K x $1K	First Pay:	11/15/13
BILL & DELIVER:	J.P. Morgan

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 669-7629.